Exhibit 10.27

Critical Path, Inc.

156 Front Street West

Suite 505

Toronto, Ontario M51 216

Toll Free 888.810.3627

Phone 416 640 4640

Fax 416 640 4650

www.cp.net

March 21, 2000

Donald Dew

4 Sallis Drive

Ajax, Ontario L1S6Y8

Dear Donald,

On behalf of Critical Path, Inc. (the “Company”), I am pleased to offer you employment with the Company. This offer is conditional upon your acceptance of the terms of this letter. In consideration of your eligibility to participate in the Stock Option Plan and the mutual covenants contained herein, you agree to the terms of employment set out below:

Position	Vice President, Engineering working out of Critical Path Messaging Company’s offices in Toronto and reporting to Joe Duncan. This is a regular, full-time position.

Start Date	Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this position with the Company effective March 8, 2000.

Base Salary	As an exempt employee, you will be paid a monthly salary of CAD $18,750.00, which is equivalent to CAD $225,000.00 on an annualized basis. Your salary will be payable in two equal payments per month pursuant to the Company’s regular payroll policy (or in the same manner as other officers of the Company).

Additional Compensation

If the Company adopts a bonus plan, you may be eligible to participate at a level commensurate with your position with the Company.

Review	Your compensation will be reviewed annually in January as part of the Company’s performance review process.

Stock Options	In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an additional option to purchase 50,000 shares of the Company’s Common Stock with an exercise price equal to the fair market value on the date of the grant. These additional options will vest over four years at the rate of 25% of the grant on the first anniversary date of your employment and 1/48th of the grant each month thereafter. Vesting will, of course, depend on your continued employment with the Company. These options will be subject to the terms of the applicable Company Stock Option Plan and the Stock Option Agreement between you and the Company.

Benefits	The Company offers a comprehensive benefits package. In accordance with the standard terms of our benefits provider, you will continue to be eligible to participate in the existing group benefits program.

Vacation	You will receive 18 vacation days per year for the first five years of service. This vacation time will accrue at the rate of 12 hours per month and should be used to compensate you for time off from work for any reason. Your previous service with The DocSpace Company will count as service with the Company for vacation accrual purposes. Your hire date for vacation accrual purposes is September 13, 1999.

[CRITICAL PATH LOGO HERE]

Proprietary Information and Inventions Agreement

Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution and submission of the Company’s Proprietary Information and Inventions Agreement (“Proprietary Agreement”), a copy of which has been provided to you in your new hire materials.

Termination	The Company reserves the right to terminate your employment, at any time, with or without cause. If your employment is terminated without cause you will be entitled to the amount payable to you pursuant to the terms of the Employment Standards Act (Ontario) or other applicable law. If your employment is terminated for cause you will not be entitled to any notice or pay in lieu of notice.

Offer Conditions

This offer is null and void if not accepted or declined by Wednesday, March 29, 2000. This offer is also contingent upon receiving the successful results of our independent verification of your application.

We are delighted to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it via fax to Becca Auman at (415) 808-8797. This letter, together with the signed Proprietary Agreement and Insider Trading Policy Acknowledgment Page constitute the full, complete and exclusive agreement between you and the Company regarding the matters herein and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

CRITICAL PATH, INC.

By:	/s/ Evan Chrapko
Evan Chrapko
President, Secure Files Services

ACCEPTED AND AGREED:

Name:	Donald Dew
Signature:	/s/ Donald Dew
Date:	March 23, 2000